Exhibit 2.1 Execution Version CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF CF INDUSTRIES NITROGEN, LLC EFFECTIVE AS OF AUGUST 11, 2015

TABLE OF CONTENTS Page Article I DEFINITIONS ..................................................................................................................1 Article II [RESERVED.] .................................................................................................................8 Article III THE LIMITED LIABILITY COMPANY .....................................................................8 3.1 Formation .................................................................................................................8 3.2 Name ........................................................................................................................8 3.3 Effective Date and Term; Conditions to Obligations of all Members .....................8 3.4 Registered Agent and Office....................................................................................8 3.5 Principal Office ........................................................................................................9 3.6 Purpose and Limitation on Activities ......................................................................9 3.7 Title to Property .......................................................................................................9 3.8 Limitations on the Company’s Activities ................................................................9 Article IV MEMBERS...................................................................................................................10 4.1 Members ................................................................................................................10 4.2 Membership Interests .............................................................................................10 4.3 Additional Members ..............................................................................................10 4.4 No Withdrawal by Members..................................................................................11 4.5 Meetings of Members ............................................................................................11 4.6 Telephonic Conference Meeting ............................................................................12 4.7 Action Without a Meeting .....................................................................................12 4.8 Waiver of Notice Through Attendance ..................................................................13 4.9 Actions Requiring Board Approval and Member Consent ....................................13 Article V CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS ...................................13 5.1 CHS Capital Contribution......................................................................................13 5.2 Closing Conditions.................................................................................................13 5.3 Initial Capital Contributions of CFS ......................................................................15 5.4 Additional Capital Contributions ...........................................................................15 5.5 Capital Withdrawal Rights; CFS Obligations ........................................................15 5.6 Return of Contributions .........................................................................................16 5.7 Maintenance of Capital Accounts ..........................................................................16 5.8 Loans from Members .............................................................................................16 Article VI ALLOCATIONS AND DISTRIBUTIONS .................................................................17 6.1 Allocations of Net Profits and Net Losses .............................................................17 6.2 Special Allocations ................................................................................................17 6.3 Capital Account Determinations ............................................................................18 i

ii 6.4 Distributions...........................................................................................................18 6.5 Distributions Other Than Cash ..............................................................................19 6.6 Amounts Withheld .................................................................................................19 6.7 No Right to Receive Distributions .........................................................................19 6.8 Capital Account Restoration ..................................................................................19 Article VII MANAGEMENT OF THE COMPANY ....................................................................19 7.1 Management by the Board of Managers ................................................................19 7.2 Number, Tenure and Qualification; Managers ......................................................20 7.3 Powers of The Board of Managers ........................................................................20 7.4 Quorum and Manner of Acting ..............................................................................22 7.5 Place of Meetings...................................................................................................22 7.6 Regular Meetings ...................................................................................................22 7.7 Special Meetings ....................................................................................................22 7.8 Notice of Meetings; Waiver of Notice ...................................................................22 7.9 Board Action Without a Meeting...........................................................................22 7.10 Participation in Board Meetings by Conference Telephone ..................................22 7.11 No Power to Bind Company ..................................................................................23 7.12 Chairman of the Board ...........................................................................................23 7.13 Reliance by Third Parties .......................................................................................23 7.14 No Implied Duties ..................................................................................................23 7.15 Officers and Related Persons .................................................................................23 Article VIII LIABILITY AND INDEMNIFICATION .................................................................23 8.1 Exculpation ............................................................................................................23 8.2 Indemnification ......................................................................................................24 8.3 Liability of Members .............................................................................................24 8.4 Insurance ................................................................................................................24 Article IX REPRESENTATIONS, ACKNOWLEDGMENTS AND COVENANTS ..................24 9.1 Representations and Warranties of CFS and CHS.................................................24 9.2 Representation and Warranty of CFS ....................................................................25 9.3 Acknowledgements ................................................................................................25 9.4 Reasonable Best Efforts; and Other Actions .........................................................26 Article X DISPOSITION OF MEMBERSHIP INTERESTS........................................................27 10.1 Restriction on Transfers .........................................................................................27 10.2 Transfer to Affiliates ..............................................................................................29 10.3 Admission of Additional Members........................................................................29 10.4 Right of First Refusal .............................................................................................29 10.5 Successors ..............................................................................................................31 Article XI ACCOUNTING AND RECORDS; CERTAIN TAX MATTERS ..............................31

iii 11.1 No State Law Partnership; Tax Classification .......................................................31 11.2 Books and Records ................................................................................................31 11.3 Access to Information ............................................................................................31 11.4 Tax Matters Member..............................................................................................32 Article XII DISSOLUTION AND WINDING UP........................................................................32 12.1 Dissolution; Liquidating Events ............................................................................32 12.2 Winding-Up ...........................................................................................................32 12.3 Waiver of Partition.................................................................................................33 Article XIII TERMINATION ........................................................................................................34 13.1 Termination ............................................................................................................34 Article XIV MISCELLANEOUS PROVISIONS .........................................................................34 14.1 Amendment to the Agreement ...............................................................................34 14.2 Successors; Counterparts .......................................................................................35 14.3 Governing Law; Severability .................................................................................35 14.4 Consent to Jurisdiction...........................................................................................35 14.5 Headings ................................................................................................................36 14.6 Additional Documents ...........................................................................................37 14.7 Notices ...................................................................................................................37 14.8 Interpretation ..........................................................................................................37 14.9 Confidentiality .......................................................................................................37 SCHEDULE A MEMBERS SCHEDULE B COMPETITORS SCHEDULE C SPECIAL ALLOCATIONS SCHEDULE D DISTRIBUTION CALCULATIONS

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF CF INDUSTRIES NITROGEN, LLC This Amended and Restated Limited Liability Company Agreement of CF Industries Nitrogen, LLC, a Delaware limited liability company (the “Company”), is made and entered into and shall be effective as of August 11, 2015 (the “Effective Date”) (as amended, modified or supplemented from time to time, the “Agreement”), by and among CF Industries Sales, LLC, a Delaware limited liability company (“CFS”) and CHS Inc., a Minnesota cooperative (“CHS”), and each Person hereafter admitted as an Additional Member of the Company in accordance with the terms hereof. W I T N E S S E T H WHEREAS, CFS, as the original member of the Company, entered into a Limited Liability Company Agreement of the Company, dated as of January 1, 2013 (the “Original Agreement”), for the purposes of defining and expressing all of its rights and obligations with respect to the formation and operation of the Company as a limited liability company; WHEREAS, CFS desires to amend and restate the Original Agreement as provided herein to reflect the parties’ respective rights, preferences, duties and obligations with respect to the Company; and WHEREAS, the parties hereto desire to be bound by the terms of this Agreement; WHEREAS, this Agreement shall constitute the limited liability company agreement of the Company within the meaning of Section 18-101(7) of the Delaware Limited Liability Company Act (6 Del. C. §18-101 et seq.), as amended from time to time (the “Act”). NOW, THEREFORE, in consideration of the agreements and obligations contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows: ARTICLE I DEFINITIONS For purposes of this Agreement unless the context clearly indicates otherwise, the following terms shall have the following meanings: “Act” has the meaning set forth in the Recitals.

2 “Additional Members” means those Persons hereafter admitted as Members of the Company in accordance with the terms hereof. “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person, provided that for purposes of this Agreement (a) CF and its Subsidiaries shall not be deemed an Affiliate of CHS or its Subsidiaries and (b) CHS and its Subsidiaries shall not be deemed an Affiliate of CF or its Subsidiaries. “Agreement” has the meaning set forth in the Preamble. Words such as “herein,” “hereinafter,” “hereto,” “hereby” and “hereunder,” when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires. “Antitrust Laws” means any Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, restraining trade or abusing a dominant position. “Assets” shall mean the manufacturing facilities owned (or to be owned) by the Company at Donaldsonville, Louisiana, Port Neal, Iowa, Yazoo City, Mississippi and Woodward, Oklahoma. “Board of Managers” has the meaning set forth in Section 7.1. “Book Value” means, with respect to any Company asset, the adjusted tax basis of the asset for United States federal income tax purposes, except that (i) the initial Book Value of any property contributed by a Member to the Company (other than cash) shall be the gross Fair Market Value of such property, and (ii) the Book Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values, in accordance with the rules set forth in Section 1.704-1(b)(2)(iv)(f) of the Regulations to the extent that the Tax Matters Member determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members. “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close. “Capital Account” means the account maintained for a Member determined in accordance with Article V. “Capital Contribution” means, as of any date, with respect to a Member, the aggregate amount of capital actually contributed by such Member to the Company as of such date, as permitted or required, as set forth in the Company’s books and records from time to time pursuant to the terms of this Agreement. “Capital Withdrawal” has the meaning set forth in Section 5.5. “Certificate of Formation” means the Company’s certificate of formation (as defined in § 18-201 of the Act) filed with the Secretary of State of the State of Delaware on January 1, 2013 and any duly authorized, executed and filed amendments or restatements thereof.

3 “CF” means CF Industries Holdings, Inc., a Delaware corporation and ultimate parent of CFS, or any successor entity thereto (including the survivor resulting from the proposed business combination with OCI N.V.). “CFS” has the meaning set forth in the Preamble. “CFS Supply Agreement” means that certain Nitrogen Fertilizer Purchase Agreement, to be entered into prior to the CHS Financial Closing, by and between the Company and CFS (or any permitted assignee of CFS). “Chairman” has the meaning set forth in Section 7.12. “CHS” has the meaning set forth in the Preamble. “CHS Capital Contribution” has the meaning set forth in Section 5.1. “CHS Closing Date” has the meaning set forth in Section 5.1. “CHS Financial Closing” has the meaning set forth in Section 3.3(c). “CHS Supply Agreement” means that certain Nitrogen Fertilizer Purchase Agreement, dated as of the date hereof, by and between the Company and CHS (or any permitted assignee of CHS). “Claims” has the meaning set forth in Section 8.2. “Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding Law). “Company” has the meaning set forth in the Preamble. “Company Sale” shall mean (i) any sale, transfer or other disposition of all or substantially all of the assets, properties and business of the Company; or (ii) any merger, consolidation, business combination, or similar transaction involving the Company with a third party that is not an Affiliate of the Company or any Member. For the avoidance of doubt, any transfer of the securities of CF (including by way of merger or operation of Law) shall not be a Company Sale. “Competitor” means, for any Fiscal Year, a Person (or an Affiliate of a Person) listed on Schedule B hereto; provided, however, that Schedule B shall be updated as of the beginning of each Fiscal Year such that it shall consist of [***]. “Confidential Information” shall have the meaning set forth in Section 14.9. “Contract” means any written or oral lease, contract, license, arrangement, option, promise, commitment, undertaking, instrument or other agreement that purports to bind a Person or its property.

4 “Control” (including, with correlative meanings, the terms “Controlling,” “Controlled by” and “under common Control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise. “Covered Person” means (i) each Manager, each Member and the Tax Matters Member, in each case in his, her or its capacity as such, and each such Person’s successors, heirs, estates or representatives, (ii) any Affiliate of each Manager, Member and the Tax Matters Member and (iii) any officer of the Company and any officer, director, shareholder, partner, member, manager, employee, representative or agent of any Manager or Member or any of their Affiliates or the Tax Matters Member or any of its Affiliates, in each case in clauses (i), (ii) and (iii), whether or not such Person continues to have the applicable status referred to in such clauses. “CPI” means the Consumer Price Index for All Urban Consumers (CPI-U)– CUUR0000SA0 published by the Bureau of Labor Statistics of the U.S. Department of Labor or, if the publication thereof is discontinued, a comparable statistic on the purchasing power of the consumer dollar published by a responsible financial periodical selected by the Board of Managers. “Dispute” has the meaning set forth in Section 14.4(a). “Effective Date” has the meaning set forth in the Preamble. “Event of Termination” has the meaning set forth in Section 12.1. “Fair Market Value” means the value that would be paid for such property by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, as reasonably determined by the Board of Managers; provided, however, that, the parties agree that Fair Market Value of (i) the Assets as of the Effective Date shall be equal to $21,761,400,000 and (ii) any manufacturing facility contributed to, or withdrawn from, the Company by CFS after the CHS Closing Date shall be determined based on the proportionate capacity (in nutrient tons) of such manufacturing facility to the total capacity of all of the Company’s facilities. “Fiscal Year” means the fiscal year of the Company, which initially shall commence on January 1st and end on December 31st of each year, unless otherwise determined by the Board of Managers. “GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time, consistently applied and maintained throughout the applicable periods both as to classification or items and amounts. “Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission,

5 instrumentality, official, organization, unit, or entity and any court or other tribunal); (d) multinational organization exercising judicial, legislative or regulatory power; or (e) regulatory or self-regulatory organization. “Group Member Transfer” has the meaning set forth in Section 10.2. “Group Member Transferee” has the meaning set forth in Section 10.2. “Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority and listing requirements and shall include, for the avoidance of any doubt, the Act. “Letter Agreement” shall mean that letter agreement, dated the date hereof, by and among CFS, the Company and CHS. “Lien” means any lien (statutory or otherwise), charge, encumbrance, mortgage, pledge, hypothecation, security interest, deed of trust, option, preemptive right, right of first refusal or first offer, title defect or other adverse claim of any third party, in each case whether voluntarily incurred or arising by operation of Law. “Liquidity Facility” means, for the Company, (a) cash on hand, (b) a standby letter of credit, demand line of credit, revolver or other demand credit facility issued by a financial institution with assets of no less than $1,000,000,000 and a credit rating of A- from Standard & Poor’s and A3 by Moody’s, (c) a demand line of credit, with a term of no less than fifteen (15) years and a right to accrue unpaid interest and principal, issued by CF, or (d) other liquidity facility previously approved in writing by CHS, including, in each case, any renewal, extension, replacement, supplement, and any increase in the availability there under. “Manager” means a natural person appointed to the Board of Managers pursuant to the provisions of this Agreement. Each Manager shall be a manager (as defined in § 18- 101(10) of the Act) of the Company for all purposes of the Act. “Management Agreement” has the meaning set forth in Section 9.4(d). “Member Consent” shall mean consent of both (A) CFS and (B) (i) so long as CHS holds all of the Membership Interests issued to CHS on the CHS Closing Date, the consent of CHS or (ii) from and after the date on which CHS shall Transfer any of the Membership Interests issued to CHS on the CHS Closing Date, to the extent permitted by and in accordance with the terms hereof, the consent of either CHS or any one of such permitted Transferees (or permitted Transferees thereof) as shall be designated in writing by CHS to the Company from time to time. For the avoidance of doubt, only one Person shall be authorized to exercise a Member Consent on behalf of all Members holding Membership Interests that were originally issued to CHS at the CHS Financial Closing. “Member Purchase Percentage” means, for each Fiscal Year or other applicable period, and with respect to each Member, (i) the volume of UAN/Urea products, if any, actually purchased pursuant to either the CHS Supply Agreement (for purposes of determining the

6 Member Purchase Percentage of CHS or a permitted Transferee of CHS’ Membership Interests) or the CFS Supply Agreement (for purposes of determining the Member Purchase Percentage of CFS), as applicable, during such Fiscal Year or other applicable period, divided by (ii) the total volume of all UAN/Urea products sold by the Company during such Fiscal Year or other applicable period. In the event CHS (or a permitted Transferee thereof) Transfers a Transferable Portion of its Membership Interests, the Member Purchase Percentages of the Transferor Member and the Transferee Member shall be determined by apportioning the actual purchases pursuant to the CHS Supply Agreement between the Transferor Member and the Transferee Member based on each such Member’s relative share of such Membership Interests. “Members” means CFS (effective immediately as of the Effective Date), CHS (subject to, and effective immediately upon, CHS’ making the CHS Capital Contribution pursuant to Section 5.1), and each Additional Member hereafter admitted pursuant to the terms hereof. The Members shall constitute the “members” (as such term is defined in the Act) of the Company. “Membership Interests” has the meaning set forth in Section 4.2(a). “Minimum Production Requirements” has the meaning set forth in Section 5.5. “Net Profits” and “Net Losses” mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period, as applicable, with the following adjustments: (i) income, gain or loss resulting from depreciation, amortization or other cost recovery deductions with respect to Company property shall be computed as determined by the Board of Managers; (ii) any income of the Company that is exempt from federal income taxation and not otherwise taken into account in computing Net Profits and Net Losses shall be added to such taxable income or loss; (iii) any expenditures of the Company relating to the business operations of the Company not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Net Profits or Net Losses shall be subtracted from such taxable income or loss; and (iv) in the event the Book Value of any Company asset is adjusted pursuant to the definition of Book Value above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing and allocating Net Profits and Net Losses. “Notice of Exercise” has the meaning set forth in Section 10.4(a)(ii). “Offered Interests” has the meaning set forth in Section 10.4(a)(i). “Original Agreement” has the meaning set forth in the Recitals.

7 “Percentage Interest” means, as of any date, with respect to each Member, the ratio of the Capital Account balance of such Member as of such date to the total Capital Account balances of all Members as of such date. The Percentage Interest with respect to each Member shall be updated in the Company’s books and records (i) annually upon the allocation of profits and losses each Fiscal Year pursuant to Section 6.1, (ii) upon any additional Capital Contribution by CFS pursuant to Section 5.4 and (iii) upon any Capital Withdrawal by CFS pursuant to Section 5.5. “Person” means any individual, firm, corporation, trust, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or political subdivision thereof or any other entity or organization of any kind. “Regulations” means, except where the context indicates otherwise, the permanent and temporary regulations of the Department of the Treasury under the Code, as such regulations may be lawfully changed from time to time. “Required Contributions” has the meaning set forth in Section 5.4(a). “Restraints” has the meaning set forth in Section 5.2(a)(i). “Restricted Period” means the period beginning from and including the Effective Date to and including the date that is one (1) year after the CHS Closing Date. “Section 4.3 Notice” has the meaning set forth in Section 4.3. “Securities Act” means the Securities Act of 1933, as amended. “Selling Notice” has the meaning set forth in Section 10.4(a)(i). “Selling Offer” has the meaning set forth in Section 10.4(a)(i). “Services Agreement” has the meaning set forth in Section 9.4(c). “Swap Agreement” has the meaning set forth in Section 9.4(b). “Tax Matters Member” has the meaning set forth in Section 11.4. “Transfer” means any sale, conveyance, assignment, transfer or other disposition of Membership Interests (whether with or without consideration, directly or indirectly, and whether voluntarily or involuntarily by operation of Law or otherwise); provided, however, that none of the following shall be deemed to be a Transfer: (i) a transaction that is a pledge, mortgage, assignment by way of security or other form of security interest in Membership Interests to secure indebtedness for borrowed money, (ii) a foreclosure or enforcement of any items referred to in (i) above or (iii) any transfer of the securities of CF (including by way of merger or operation of Law). The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

8 “Transferrable Portion” means a portion of the Membership Interests issued to CHS at the CHS Financial Closing representing an aggregate Percentage Interest of at least 3.8% ARTICLE II [RESERVED.] ARTICLE III THE LIMITED LIABILITY COMPANY 3.1 Formation. The Company was formed under the Laws of the State of Delaware as of January 1, 2013 by the filing of the Certificate of Formation with the Delaware Secretary of State. 3.2 Name. The name of the Company is “CF Industries Nitrogen, LLC”. All business of the Company shall be conducted under that name with such variations and changes as the Board of Managers deems necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted. 3.3 Effective Date and Term; Conditions to Obligations of all Members. (a) This Agreement shall become effective as of the Effective Date. The term of the Company commenced upon the filing of the Certificate of Formation in accordance with the Act, and shall continue until the existence of the Company is terminated pursuant to Article XII. (b) From the Effective Date until the CHS Closing Date, (i) CHS shall not (A) acquire any Membership Interests in the Company or (B) be obligated or permitted to make any Capital Contributions to the Company and (ii) the Company shall not (A) issue any Membership Interests in the Company to CHS or (B) request any Capital Contributions from CHS. (c) On the CHS Closing Date, subject to satisfaction (or waiver, to the extent permitted by applicable Law) of the conditions set forth in Section 5.2(a), CHS shall make the CHS Capital Contribution pursuant to Section 5.1 and, in return for such CHS Capital Contribution, subject to the satisfaction (or waiver, to the extent permitted by applicable Law) of the conditions set forth in Section 5.2(b), the Company shall issue to CHS Membership Interests representing the Percentage Interest, as set forth on Schedule A, subject to the terms and conditions set forth in this Agreement. The consummation of the CHS Capital Contribution and the issuance by the Company of the Membership Interests to CHS referenced above shall be referred to herein as the “CHS Financial Closing”. 3.4 Registered Agent and Office. The registered agent for the service of process and the registered office shall be the Person and location reflected in the Certificate of Formation as filed in the office of the Secretary of State of the State of Delaware. The Company may, from time to time, change the registered agent or office through appropriate filings with the Secretary

9 of State of the State of Delaware, as may be determined by the Board of Managers from time to time. 3.5 Principal Office. The principal office of the Company shall be located at such place as may be determined by the Board of Managers from time to time. The Company may also have such other offices as the Board of Managers may determine. 3.6 Purpose and Limitation on Activities. The Company is formed for the purposes of (i) developing, owning, operating and maintaining manufacturing facilities for nitrogen, methanol and related products, including the Assets, (ii) performing its obligations under the CHS Supply Agreement and CFS Supply Agreement and any other supply agreement entered into by the Company upon approval of the Board of Managers and (iii) entering into and performing its obligations under the Services Agreement (as hereinafter defined), the Swap Agreement (as hereinafter defined) and the Management Agreement (as hereinafter defined). Subject to Section 3.8, the Company shall possess and may exercise all the powers and privileges granted by the Act or by any other Law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purpose or activities of the Company. 3.7 Title to Property. All real and personal property owned by the Company shall be owned by the Company as an entity and no Member shall have any ownership interest in such property in its individual name or right, and each Member’s interest in the Company shall be deemed personal property for all purposes. The Company shall hold all of its real and personal property (including the Assets) in the name of the Company and not in the name of any Member. 3.8 Limitations on the Company’ s Activities. (a) The Company shall not enter into supply agreements to purchase products from the Company with any Person that is not a Member or Affiliate of a Member without the consent of the Board of Managers. The foregoing shall not restrict CHS or CFS from assigning its rights to purchase products from the Company under the CHS Supply Agreement or the CFS Supply Agreement, respectively, to a third Person that is not a Competitor at the time of the assignment. (b) The Company shall maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates, its Members and any other Person, and file its own tax returns, if any, which are required by Law (except to the extent consolidation is required under GAAP (in the case of financial statements) or has been elected or is mandatory under the Code or the tax Law of any state (in the case of tax returns) or is required as a matter of Law). (c) The Company shall not commingle the Assets, or any other facilities or other assets contributed to the Company, with the assets of any other Person.

10 ARTICLE IV MEMBERS 4.1 Members. CFS shall be a Member as of the Effective Date. CHS shall become a Member upon consummation of the CHS Financial Closing pursuant to Section 5.1 in accordance with Section 4.2(b)(ii). The Company’s books and records shall be updated by the Board of Managers from time to time to reflect any additional Capital Contributions, Capital Withdrawals, issuance of additional Membership Interests and Transfers of Membership Interests, each only to the extent permitted by, and effected in accordance with, the terms hereof. 4.2 Membership Interests. (a) Membership Interests. The authorized limited liability company interests of the Company shall initially consist of one class of common interests, which are referred to herein as “Membership Interests.” In connection with the admission of Additional Members pursuant to Section 4.3, the Board of Managers shall have the power and authority to issue additional Membership Interests and to create and issue to such Additional Members additional classes or series of limited liability company interests in the Company having such terms as shall be approved by the Board of Managers in its sole and absolute discretion, subject to the provisions of Section 4.3. (b) Issuance of Membership Interests. (i) Effective as of the Effective Date, CFS owns Membership Interests representing 100% of the Percentage Interest. (ii) On the CHS Closing Date, immediately upon the Company’s receipt of the CHS Capital Contribution (i) the Company shall issue Membership Interests to CHS or one of its Affiliates (in which case such Affiliate shall become a Member under this Agreement in accordance with a Group Member Transfer in accordance with Section 10.2 and Section 10.5), representing the Percentage Interest set forth opposite its name in the second column on Schedule A and (ii) the Percentage Interest of CFS shall be adjusted such that it shall equal the number opposite its name in the second column on Schedule A. 4.3 Additional Members. (a) The Board of Managers may admit Additional Members on such terms and for such Capital Contributions as may be determined by the Board of Managers, in its sole and absolute discretion, and issue to such Additional Members Membership Interests or other limited liability company interests in the Company created pursuant to Section 4.2(a), as may be approved by the Board of Managers; provided, that, to the extent that the Company shall issue to any Additional Member any Membership Interests or other limited liability company interest in the Company, CHS shall have the right (but not the obligation) to acquire additional Membership Interests (or such other limited liability company interests in the Company), in each case, having the same rights, powers, obligations and privileges (including with respect to Capital Contribution and distribution provisions) as the Membership Interests or other limited liability

11 company interests issued to any such Additional Member, in each case, on the same terms and subject to the same conditions as such Additional Member. The Company shall offer such additional Membership Interests (or such other limited liability company interests in the Company) to CHS by providing written notice to CHS (the “Section 4.3 Notice”) either prior to, or no later than thirty (30) days after, the issuance of such limited liability company interests to such Additional Member, with reasonably detailed information about the terms and conditions of such offer and any Contracts between such Additional Member and the Company for the sale of products manufactured by the Company. CHS shall have forty-five (45) days after receipt of the Section 4.3 Notice to notify the Company whether it accepts such offer, and, if accepted by CHS, the acquisition of such additional limited liability interests pursuant to such offer shall be consummated by CHS no later than ninety (90) days thereafter. If CHS accepts such offer, CHS shall also be required to enter into a supply agreement with the Company for the sale of products manufactured by the Company on the same terms and conditions and for the same volume of product as the supply agreement entered into with such Additional Member simultaneously with the consummation of the purchase of such limited liability company interests. For the purpose of any distributions to CHS under this Agreement in respect of such limited liability company interests, the parties hereto agree that such distributions shall be calculated in accordance with the terms and conditions of the additional limited liability company interests and the supply agreement entered into in connection with the purchase of such limited liability company interests. Any assignee of Membership Interests Transferred in accordance with the requirements of Article X shall be admitted as an Additional Member; provided that, the provisions of Article X must be complied with as a condition to a Person being admitted as an Additional Member of the Company. (b) Any Membership Interests or other limited liability company interests in the Company created pursuant to Section 4.2(a), and the rights, powers, and privileges thereunder, shall not: (i) adversely affect CHS’ rights to receive, amount of, and priority accorded to its distributions pursuant to this Agreement; or (ii) allow drawings or advances against the Liquidity Facility for the purpose of paying any Company obligations or distributions to the holders of such interests. 4.4 No Withdrawal by Members. A Member may not resign or withdraw from the Company prior to the Company’s dissolution and completion of its winding up, except that, upon the Transfer of all of such Member’s Membership Interests in compliance with Article X, such Member shall automatically cease to be a Member upon admission as an Additional Member of the assignee of such Member’s Membership Interests so Transferred. No Membership Interests are redeemable or repurchasable by the Company or at the option of a Member. Except as expressly provided in this Agreement, no event affecting a Member (including dissolution, bankruptcy or insolvency) shall affect its obligation under this Agreement or affect the status of the Company or result in the dissolution of the Company. 4.5 Meetings of Members.

12 (a) Meetings; Notice. Meetings of the Members may be called by the Board of Managers for any purpose specified in Section 4.5(b) upon written notice of at least three (3) Business Days. Notice of any meeting of the Members shall (i) provide the place, date and hour of the meeting and (ii) state the purpose or purposes such meeting. Such notice shall be delivered to each Member in accordance with Section 14.7. Waiver of notice of any meeting may be given before or after a meeting, but only upon the written consent of the Member(s) waiving such notice, or as permitted under Section 4.8. (b) Quorum; Vote. (i) Unless otherwise required by the Act, the presence in person or by proxy of Members holding Membership Interests representing a majority of the Percentage Interests shall constitute a quorum for the transaction of business at a meeting of the Members. The only actions and decisions of the Company that require approval of the Members are those matters expressly set forth (i) in Section 4.9(a), as to which Member Consent is required, (ii) Section 7.2, as to which Member Consent is required as set forth therein, and (iii) Section 14.1, as to which Member Consent is required as set forth therein. Except for the foregoing, the Members shall not have the right to vote on any matter whatsoever in respect of the Company, under this Agreement or applicable Law or otherwise. (ii) Any Member of the Company having the right to vote or consent with respect to any matter set forth in subsection (i) above may grant or withhold approval of any of the matters set forth in such provisions in its sole and absolute discretion and in granting or withholding such approvals, to the maximum extent permitted under the Act, (A) such Member shall be entitled to act solely in its own best interest and shall not be acting in a fiduciary capacity with respect to any other Member or the Company, (B) such Member shall not be required to take into account the interests of any other Member or the Company in granting or withholding such approval and (C) no Member or the Company shall be liable to any other Member or to the Company as a result of its exercise of approval rights or its decision to withhold any approval pursuant to any of such provisions. 4.6 Telephonic Conference Meeting. Subject to the requirement in Section 4.5(a) for notice of Member meetings, Members may participate in a meeting of the Members by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting, except where a Member participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. 4.7 Action Without a Meeting. Any action requiring approval of Members, as set forth in Section 4.5(b)(i), may be taken without a meeting, without prior notice and without a vote if consented to, in writing or by electronic transmission, by such number of Members as is required to approve such matter, as set forth in Section 4.5(b)(i). The resolutions, written consents or electronic transmissions of the Members shall be filed with the minutes of proceedings of the Members and shall have the same force and effect as a vote at a meeting.

13 4.8 Waiver of Notice Through Attendance. Attendance of a Member at any meeting of the Members (including by telephone or similar communications equipment) shall constitute a waiver of notice of such meeting, except where such Member attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened and such objection is raised at the beginning of the meeting. 4.9 Actions Requiring Board Approval and Member Consent. (a) Notwithstanding anything to the contrary contained in this Agreement, the following actions of the Company shall require approval of the Board of Managers and Member Consent: (i) any Company Sale; (ii) the liquidation, dissolution or winding up of the Company in accordance with Section 12.1; (iii) to the extent required by Section 14.1, any amendment to or other modification (by merger, consolidation or otherwise) of this Agreement; (iv) any change in the legal domicile of the Company from Delaware to any other jurisdiction; and (v) any election by the Company to be treated other than as a partnership for U.S. federal income tax purposes. (b) Other than as set forth in subsection (a) above, and in Section 7.2, Section 14.1 and Section 14.4, no other action of the Company, under this Agreement or applicable Law or otherwise, shall require Member approval. ARTICLE V CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS 5.1 CHS Capital Contribution. On the later to occur of February 1, 2016 or the third (3rd) Business Day following the satisfaction or waiver (to the extent permitted by applicable Law) of all of the conditions set forth in Section 5.2(a), CHS shall make a Capital Contribution to the Company in cash in an amount equal to $2,800,000,000 (the “CHS Capital Contribution”). In return for the CHS Capital Contribution and subject to the satisfaction or waiver (to the extent permitted by applicable Law) of all of the conditions set forth in Section 5.2(b), the Company shall issue Membership Interests representing the Percentage Interest set forth in the second column opposite its name on Schedule A. Such date that CHS makes the CHS Capital Contribution shall be referred to herein as the “CHS Closing Date”. Among other things, CHS is making the CHS Capital Contribution in order to obtain its Membership Interests, representing its right to receive its share of profits, losses and distributions in the Company, as set forth in this Agreement. 5.2 Closing Conditions.

14 (a) The obligation of CHS to make the CHS Capital Contribution is subject to the satisfaction (or waiver to the extent permitted by applicable Laws) on or prior to the CHS Closing Date of the following conditions: (i) no judgment, temporary restraining order, preliminary or permanent injunction, ruling, determination, decision, opinion or comparable judicial or regulatory action issued by, entered into, or otherwise put into effect by or under the authority of any Governmental Authority, or any provision of any applicable Laws (collectively, “Restraints”) shall be in effect that prohibits or makes illegal the consummation of the CHS Financial Closing; (ii) each of the Services Agreement, Swap Agreement and Management Agreement shall have been duly and validly executed by all parties thereto and shall be in full force and effect; (iii) the conditions set forth in Section 2 of the Letter Agreement shall have been satisfied (or waived by CHS); (iv) the representations and warranties of CFS contained in Section 9.1 and Section 9.2 shall be true and correct in all material respects as of the CHS Closing Date; and (v) CFS shall have performed in all material respects all covenants, agreements and obligations required pursuant to this Agreement to have been performed by it prior to the CHS Financial Closing (and CFS shall have delivered a certificate executed by a duly authorized officer of CFS certifying that the conditions set forth in clauses (iii) and (iv) and this clause (v) have been satisfied). (b) The obligation of the Company to issue Membership Interests to CHS on the CHS Closing Date is subject to the satisfaction (or waiver to the extent permitted by applicable Laws) of the following conditions: (i) no Restraints shall be in effect that prohibits or makes illegal the consummation of the CHS Financial Closing; (ii) the CHS Capital Contribution shall have been made; (iii) the conditions set forth in Section 3 of the Letter Agreement shall have been satisfied (or waived by CFS); (iv) the representations and warranties of CHS contained in Section 9.1 shall be true and correct in all material respects as of the CHS Closing Date; and (v) CHS shall have performed in all material respects all covenants, agreements and obligations required pursuant to this Agreement to have been performed by it prior to the CHS Financial Closing (and CHS shall have delivered a certificate executed by a duly authorized officer of CHS certifying that the conditions set forth in clauses (iii) and (iv) and this clause (v) have been satisfied).

15 5.3 Initial Capital Contributions of CFS. CFS is deemed to be contributing the Assets to the Company as a Capital Contribution, effective as of the Effective Date and each of CFS and CHS agree that the Fair Market Value of such Assets as of the Effective Date shall equal $21,761,400,000. Each of CFS and CHS agrees that the Capital Account balance of CFS shall be increased as of the Effective Date by the foregoing amount of its contribution. 5.4 Additional Capital Contributions. (a) If and to the extent the Company shall require additional capital from time to time for any capital expenditures, repair or replacement costs, or increased operation costs in order for the Company’s facilities, including the Assets and other facilities then owned by the Company, to satisfy the Minimum Production Requirements, then CFS shall be required to make additional Capital Contribution(s) in the amount determined by the Board of Managers to permit such operation (“Required Contributions”) upon at least ten Business Days’ notice thereof from the Board of Managers. If and to the extent the Company shall require additional capital from time to time to satisfy its working capital requirements, then CFS shall be required to make additional Capital Contribution(s) to satisfy such working capital requirements upon at least ten Business Days’ notice thereof from the Board of Managers. The Board of Managers shall consider whether to require CFS to make such Required Contributions at least once each Fiscal Year in connection with its approval of the annual budget. In addition, CFS shall be permitted, but not required, to make any additional Capital Contributions in excess of the Required Contributions in cash or other property from time to time as it determines in its sole discretion. At such time as CFS makes an additional Capital Contribution to the Company, the amount and form of the additional Capital Contribution shall be based on the Fair Market Value thereof, and shall result in a corresponding increase in such Member’s Capital Account, as determined by the Board of Managers. (b) Except for the CHS Capital Contribution, CHS shall not be permitted or required to make Capital Contributions in respect of its Membership Interests. (c) The provisions of this Section 5.4 are intended solely for the benefit of the Members in their capacity as members, and, to the fullest extent permitted by applicable Law, shall not be construed as conferring any benefit upon any creditor (including a Member in its capacity as a creditor) of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and no Member shall have any duty or obligation to any creditor of the Company to make any additional Capital Contributions or to provide any additional financing or to cause any Member to consent to the making of additional Capital Contributions or to the provision of additional financing. 5.5 Capital Withdrawal Rights; CFS Obligations. CFS shall be permitted, but not required, to withdraw assets from the Company as a return of capital (a “Capital Withdrawal”) from time to time in its sole discretion; provided, however, that at all times prior to the dissolution and winding up of the Company as provided in Article XII, CFS shall be required to (i) maintain sufficient operating assets in the Company such that the Company’s facilities shall have aggregate capacity to produce at least 2,000,000 nutrient tons of fertilizer product (the “Minimum Production Requirements”) and (ii) procure, for the benefit of the Company, a Liquidity Facility with availability of at least $427,000,000 to be used solely for the purposes

16 specified in Section 6.4(d). At such time as CFS makes a Capital Withdrawal, the amount and form of the Capital Withdrawal shall be based on the Fair Market Value thereof, and shall result in a corresponding reduction in the Capital Account of CFS, in an amount equal to the Fair Market Value of assets withdrawn. 5.6 Return of Contributions. Except as otherwise provided in Section 5.5 and Article XII, (a) a Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions, (b) an unrepaid Capital Contribution is not a liability of the Company or of any Member, and (c) a Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions. 5.7 Maintenance of Capital Accounts. For tax purposes, a separate Capital Account shall be established and maintained for each Member in accordance with Code Section 704 and Regulations Section 1.704-1(b) and the following provisions: (a) Each Member’s Capital Account shall be credited with (a) the amount of any money actually contributed by the Member to the capital of the Company, (b) the Fair Market Value of any property actually contributed (or deemed contributed, whether by the terms of this Agreement or upon a determination by the Board of Managers) by the Member, as determined by the Board of Managers (net of liabilities assumed by the Company or subject to which the Company takes such property), (c) the Member’s share of Net Profits (or items of income or gain) allocated pursuant to Article VI and (d) the amount of any Company liabilities that are assumed by such Member or which are secured by any property distributed to such Member under Code Section 752. Each Member’s Capital Account shall be decreased by (x) the amount of any money actually distributed (or deemed distributed) to the Member by the Company, (y) the Fair Market Value of any property distributed to or withdrawn by the Member (including Capital Withdrawals), and (z) the Member’s share of Net Losses (or items of loss, expense or deduction) allocated pursuant to Article VI. (b) In the event any Member Transfers any Membership Interests in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Membership Interests. (c) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1 and 1.704-2, and shall be interpreted and applied in a manner consistent with such Regulations and any amendment or successor provision thereto. 5.8 Loans from Members. Loans from Members to the Company shall not be considered Capital Contributions. If any Member shall loan funds to the Company, then the making of such loans shall not result in any increase in the Capital Account balance of such Member. The amount of any such loans shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.

17 ARTICLE VI ALLOCATIONS AND DISTRIBUTIONS 6.1 Allocations of Net Profits and Net Losses. The Net Profits and Net Losses of the Company for each Fiscal Year or other applicable period shall be allocated annually among the Members as follows: (a) First, items of Net Profits and Net Losses attributable to sales or deemed sales (for example, as a result of the in-kind distribution of an asset) of assets (other than inventory and other assets sold pursuant to either the CFS Supply Agreement or the CHS Supply Agreement) shall be allocated solely to the Capital Account of CFS. (b) Second, each Member shall be allocated one percent (1%) of any Net Profits and Net Losses remaining after making the allocations under subsection (a) of this Section 6.1. (c) Third, any Net Profits and Net Losses remaining after making the allocations under subsections (a) and (b) of this Section 6.1 shall be allocated to the Members pro rata in accordance with their relative Member Purchase Percentages. 6.2 Special Allocations. The Company shall maintain Capital Accounts and make such allocations of items of income, gain, loss, deduction or credit as are necessary to comply with Sections 704(b) and (c) of the Code and the Regulations thereunder, including any special allocations required by the provisions of such regulations addressing qualified income offset, minimum gain chargeback requirements, and allocations of deductions attributable to nonrecourse debt and partner nonrecourse debt. Notwithstanding the provisions of Section 6.1, to the extent the amount distributed to CHS pursuant to Section 6.4 in any Fiscal Year shall exceed the sum of the Net Profits allocated to CHS for such Fiscal Year plus $35,000,000, then the amount of Net Profits allocated to CHS for such Fiscal Year shall be increased so that the total amount of Net Profits allocated shall equal the aggregate amount of distributions made to CHS for such Fiscal Year minus $35,000,000. If the Company’s Net Profits are insufficient to be able to allocate such additional amount of Net Profits to CHS, CHS shall be allocated gross items of income equal to such excess. Notwithstanding the provisions of Section 6.1, no allocation of Net Losses (or items thereof) shall be made to any Member if such allocation would create (or increase) a deficit balance in such Member’s Capital Account. Any such disallowed allocation shall be made to the Member entitled to receive such allocation under the Section 704(b) Regulations. Any Member with a deficit balance in its Capital Account (taking into account distributions under Section 6.4 for such period) shall be specially allocated Net Profits (or items thereof) otherwise allocable under subsections (b) and (c) of Section 6.1 in an amount and manner sufficient to eliminate such deficit balance as quickly as possible. Upon a liquidation of the Company, CHS shall be entitled to an allocation of one percent (1%) of the gain or loss (as limited pursuant to Schedule C hereto) in the Company’s assets as determined at that time (based on the fair value of the Company’s assets), and CHS’ capital account shall be adjusted by the amount of such allocation.

18 6.3 Capital Account Determinations. All matters concerning the computation of Capital Accounts, the allocation of items of Company income, gain, loss, deduction and expense for all purposes of this Agreement and the adoption of any accounting procedures not expressly provided for by the terms of this Agreement shall be determined, in its reasonable discretion, by the Tax Matters Member. Notwithstanding anything expressed or implied to the contrary in this Agreement, in the event the Tax Matters Member determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to effectuate the intended economic sharing arrangement of the Members, the Tax Matters Member may make such modification. 6.4 Distributions. (a) Subject to the restrictions imposed by applicable Law, distributions to the Members with respect to Membership Interests shall be made semi-annually to the Members in cash as follows: (i) First, to each of CHS and CFS, in an amount equal to one percent (1%) of the Net Profits (excluding items of Net Profits attributable to sales or deemed sales of assets, other than assets sold pursuant to either the CFS Supply Agreement or the CHS Supply Agreement), if any; (ii) Second, to (A) CHS, in an amount that is calculated in accordance with Schedule D hereto, and (B) CFS, in an amount that is calculated in accordance with Schedule D hereto; and (iii) Third, if and to the extent Net Profits for such year exceed (i) and (ii) above, an amount equal to such excess shall be paid to CFS, less the amount of any intercompany loan obligations of the Company owed by the Company to Affiliates of the Company. (b) If and to the extent that, as of the date any distribution pursuant to subsection (a) shall become payable to the Members, there shall be any outstanding intercompany indebtedness owed to the Company by CFS or any of its Affiliates, then the Company shall offset such indebtedness such that the then-outstanding principal balance and accrued interest of such indebtedness shall be reduced (but not below zero) by the amount that would have otherwise been distributed to CFS, and the Company shall only be required to pay CFS the excess, if any, of the amount of such distributions over the then-outstanding principal balance and accrued interest of such indebtedness. (c) Distributions for any Fiscal Year (other than a year in which a Company Sale or dissolution or liquidation shall occur) shall be paid semi-annually on July 31 and January 31 of each Fiscal Year, as follows: (i) distributions with respect to the six-month period ended June 30th of each Fiscal Year shall be calculated by the Company and paid to the Members on July 31 of each Fiscal Year and (ii) distributions with respect to the six-month period ended December 31st of each Fiscal Year shall be calculated by the Company and paid to the Members on January 31 of each Fiscal Year, provided that in each case any under-distribution or over- distribution shall be trued up within 30 days thereafter. Distributions of proceeds from a

19 Company Sale shall be made within 30 days of the receipt by the Company of the proceeds of such Company Sale in the manner provided in Section 12.2. All distributions upon dissolution and liquidation of the Company shall be made only in accordance with Section 12.2. (d) If, at the time that distributions are payable by the Company pursuant to Section 6.4(c), the Company does not have sufficient cash on hand to pay the amount due CHS pursuant to Section 6.4(a)(ii)(A), then the Company shall draw upon the Liquidity Facility, up to the amounts available under the Liquidity Facility (including any renewal, extension, replacement, or supplement issued thereafter), for any shortfall in the cash available to pay the full amount of the distribution calculated pursuant to Section 6.4(a)(ii)(A) and immediately thereafter distribute such amounts solely to CHS. 6.5 Distributions Other Than Cash. Upon request by CFS for a Capital Withdrawal pursuant to Section 5.5, the Board of Managers shall be permitted, in its sole discretion, to distribute property other than cash to CFS from time to time, subject to applicable Law and the limitation that the Company maintain sufficient Assets to satisfy the Minimum Production Requirements set forth in Section 5.5. Upon a distribution of property other than cash, such property shall be deemed to have been sold at its Fair Market Value on the date of such distribution and the proceeds of such sale shall be deemed to have been distributed to the Member(s) receiving such distribution for all purposes of this Agreement. Gain or loss on assets distributed in kind shall be allocated to Capital Accounts in accordance with the provisions of this Article VI. 6.6 Amounts Withheld. The Company is authorized to withhold from distributions to the Members and to pay over to any federal, foreign, state, or local government any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, foreign, state or local Law. All amounts withheld pursuant to the Code or any provision of any state, foreign or local tax Law with respect to any distribution to a Member shall be treated as amounts distributed to such Member for all purposes under this Agreement. 6.7 No Right to Receive Distributions. No Member shall have the right to demand or receive distributions of any amount, except as expressly provided in this Article VI and Section 12.2. 6.8 Capital Account Restoration. No Member shall have an obligation to the Company, any other Member or any third party or creditor to restore any negative balance in its Capital Account upon a dissolution or other liquidation of the Company in accordance with Article XII or otherwise. ARTICLE VII MANAGEMENT OF THE COMPANY 7.1 Management by the Board of Managers. The Members shall not manage or control the business and affairs of the Company, except for such matters that require approval of Members as expressly set forth in this Agreement. Except for such matters that require approval of Members as expressly set forth in this Agreement, including Section 4.9(a), the business and

20 affairs of the Company shall be managed by a board of managers as appointed in the manner provided in Section 7.2 (the “Board of Managers”) which shall have and may exercise all of the powers that may be exercised or performed by managers (as such term is defined in the Act) of the Company. Except for such matters that require approval of Members as expressly set forth in this Agreement, the Board of Managers shall direct, manage and control the business of the Company and shall have full authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of Company business. 7.2 Number, Tenure and Qualification; Managers. follows: (a) The Board of Managers shall consist of five (5) Managers, appointed as (i) CFS shall be entitled to appoint four (4) Managers; and (ii) CHS (or one of its permitted Transferees (or permitted Transferees thereof) designated in writing by CHS) shall be entitled to appoint one (1) Manager; provided, that, the individuals appointed by CFS shall become Managers on the Effective Date, but the individual appointed by CHS shall become a Manager only upon consummation of the CHS Financial Closing pursuant to Section 5.1. (b) A Manager may only be removed by the Member that appointed such Manager under Section 7.2(a). Any Manager may resign at any time upon written notice to the Board of Managers and each Member. (c) Any vacancy on the Board of Managers, whether arising through death, resignation, removal, a disability of a Manager or otherwise, shall be filled by an individual designated by the Member who appointed such Manager under Section 7.2(a). (d) A Manager shall hold office until his or her successor shall have been appointed and qualified, or until the earlier death, resignation or removal of such Manager in accordance with this Agreement. Managers need not be Members or residents of the State of Delaware. 7.3 Powers of The Board of Managers. Without limiting the generality of Section 7.1 but subject to Section 4.9(a) and Section 4.5(b)(i), the Board of Managers shall have full power and authority on behalf of the Company to (whether by delegation to officers or otherwise): (a) cause the Company to: Company; (i) develop and operate the Assets and any other assets of the

21 (ii) admit Additional Members and issue additional Membership Interests and other limited liability company interests in the Company to Additional Members; (iii) enter into supply agreements for the sale of products manufactured by the Company with any Person; provided, that, the terms and conditions of such supply agreements and the amount of fertilizer product to be provided thereunder do not conflict with the terms and conditions of existing supply agreements; (iv) incur indebtedness and issue guarantees on behalf of the Company; provided, however, that any intercompany loans made by the Company to CFS or any of its Affiliates shall be required to contain provisions permitting the offset from, and reduction to, the principal balance and accrued interest of such loans in the amount of any distributions that would otherwise be payable by the Company to CFS pursuant to Section 6.4; (v) pledge, mortgage, assign by way of security or other form of security interest the Assets or any other assets of the Company; (vi) hire and terminate officers and employees of the Company; (vii) purchase, rent or lease facilities for the business of the Company from any Person (including Affiliates of the Company); (viii) employ accountants, legal counsel and other experts to perform services for the Company, define their duties and authority and compensate them from Company funds; (ix) subject to Section 9.4, enter into the Services Agreement, the CHS Supply Agreement, the CFS Supply Agreement the Swap Agreement and the Management Agreement prior to the CHS Financial Closing; (b) execute any document or instrument on behalf of the Company which is necessary to carry out the intent and purpose of this Agreement; (c) execute on behalf of the Company all agreements, instruments and documents which are necessary or desirable to the business of the Company; (d) select, acquire, manage and dispose of real and/or personal properties in the name of the Company; (e) arrange for advances or loans from other Persons (including Affiliates of the Company) to be reimbursed with interest from Company funds as soon as such funds become available; (f) invest any Company funds (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper or other investments; and

22 (g) to do and perform all other acts as may be necessary or appropriate to the conduct of the business and affairs of the Company. 7.4 Quorum and Manner of Acting. Unless otherwise required by Law, the presence of a majority of the Managers then in office shall constitute a quorum for the transaction of business at any meeting; provided, that, such majority shall at a minimum be composed of at least three (3) Managers. Action of the Board of Managers shall be authorized by the vote of a majority of the Managers then in office. Each member of the Board of Managers shall have one vote on all matters. In the absence of a quorum, any Manager present may adjourn any meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. 7.5 Place of Meetings. Meetings of the Board of Managers may be held in or outside of the State of Delaware. 7.6 Regular Meetings. Regular meetings of the Board of Managers shall be held not less than semi-annually and may be held at such times and places as the Board of Managers determines by resolution. 7.7 Special Meetings. Special meetings of the Board of Managers may be called by any of the Managers. 7.8 Notice of Meetings; Waiver of Notice. Notice of the time and place of each special meeting of the Board of Managers (and the means by which each Manager may participate by conference telephone in accordance with Section 7.10) shall be given to each Manager by mailing it to him at his residence or a usual place of business at least three (3) Business Days before the meeting, or by delivering, telephoning, telegraphing it or sending it by e-mail, facsimile or other electronic transmission to him at least forty-eight (48) hours before the meeting. Notice of a special meeting shall also state the purpose or purposes for which the meeting is called. Notice of any meeting need not be given to any Manager who submits a signed waiver of notice before or after the meeting or who attends the meeting without protesting at the beginning of the meeting the transaction of any business because the meeting was not lawfully called or convened. Notice of any adjourned meeting need not be given, other than by announcement at the meeting at which the adjournment is taken. 7.9 Board Action Without a Meeting. Any action required or permitted to be taken by the Board of Managers may be taken without a meeting, without prior notice and without a vote, if a majority of the Managers consent in writing or by electronic transmission to the adoption of a resolution authorizing the action. The resolutions, written consents or electronic transmissions of the members of the Board of Managers shall be filed with the minutes of the proceedings of the Board of Managers. 7.10 Participation in Board Meetings by Conference Telephone. Any or all members of the Board of Managers may participate in a meeting of the Board of Managers by means of a conference telephone or other communications equipment allowing all Persons participating in the meeting to hear each other at the same time, and all meetings of the Board of Managers shall

23 provide the option for participation by such means. Participation by such means shall constitute presence in Person at the meeting. 7.11 No Power to Bind Company. No Manager shall have the power or authority to bind the Company with respect to any third party or to act on behalf of the Company with respect to any matter, other than pursuant to a resolution duly adopted by the Board of Managers delegating such authority to such Manager. 7.12 Chairman of the Board. The Board of Managers shall elect one of its members to be Chairman of the Board of Managers (the “Chairman”), and the Board of Managers may remove and replace the Chairman. The Chairman shall advise and consult with the Board of Managers and the officers of the Company as to the determination of policies of the Company and shall preside at all meetings of the Board of Managers. 7.13 Reliance by Third Parties. Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Board of Managers herein set forth. 7.14 No Implied Duties. Notwithstanding any other provision of this Agreement, each Member agrees that, to the fullest extent permitted by Section 18-1101(c) of the Act, no Manager, Member, Tax Matters Member or any of their respective Affiliates (including their respective partners, managers, members, shareholders, directors and officers) shall owe any duties at Law or in equity (including fiduciary duties) to the Company or to any Member or Manager (or any other Person), and that the Managers, Members and Tax Matters Member shall only have such obligations expressly set forth in this Agreement. Any fiduciary obligations owed by the Managers, Members and Tax Matters Member to the Company or Members that may otherwise exist under applicable Law are hereby eliminated to the fullest extent permitted under the Act. Notwithstanding the foregoing, nothing herein shall eliminate or limit (i) the express contractual provisions set forth herein or (ii) the implied contractual covenant of good faith and fair dealing, including as relates to the actions of the Board of Managers. 7.15 Officers and Related Persons. The Board of Managers shall have the authority to appoint and terminate officers of the Company and retain and terminate employees, agents and consultants of the Company and to delegate such duties and authority to any such officers, employees, agents and consultants as the Board of Managers deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties. ARTICLE VIII LIABILITY AND INDEMNIFICATION 8.1 Exculpation. Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at Law or in equity, none of the Covered Persons shall be liable to the Company or any Member or any other Person for any act or omission in relation to the Company, or otherwise relating to the Company or its property or the conduct of its business or affairs, this Agreement, any related document or any transaction or investment

24 contemplated hereby or thereby, provided such act or omission does not constitute fraud, willful misconduct or bad faith. 8.2 Indemnification. To the fullest extent permitted by the Act, the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (“Claims”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of the fact that he, she or it is a Covered Person or which relates to or arises out of the Company or its property, business or affairs. A Covered Person shall not be entitled to indemnification under this Section 8.2 with respect to (i) any Claim with respect to which such Covered Person has engaged in fraud, willful misconduct or bad faith or (ii) any Claim initiated by such Covered Person unless such Claim (A) was brought to enforce such Covered Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Board of Managers. Expenses incurred in defending any Claim by (y) a Member or Manager, or any officer, director, stockholder, partner, member, manager, or Affiliate of any Member or Manager shall be paid by the Company and (z) any other Covered Person may be paid by the Company, but only upon the prior written approval of the Board of Managers, upon such terms and conditions, if any, as the Board of Managers deems appropriate, in each case, in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 8.2. 8.3 Liability of Members. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company. 8.4 Insurance. The Company shall maintain, or cause to be maintained, insurance to the extent and in such amounts as the Board of Managers shall, in its sole discretion, deem reasonable, on behalf of Covered Persons and such other persons or entities as the Board of Managers shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement. ARTICLE IX REPRESENTATIONS, ACKNOWLEDGMENTS AND COVENANTS 9.1 Representations and Warranties of CFS and CHS. Each of CFS and CHS hereby represents and warrants that:

25 (a) it qualifies as an Accredited Investor under the Securities Act; (b) it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment to be made by hereunder and understands and has taken cognizance of all the risk factors related to the investment in the Membership Interests; (c) it is acquiring the Membership Interests for its own account for investment and not with any view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act; (d) it has the corporate, limited liability company or other power and authority to enter into this Agreement and to perform its obligations hereunder; (e) the execution and delivery by such party of this Agreement, and the performance of its obligations hereunder, have been duly authorized by all requisite corporate or limited liability company, as applicable, action on the part of such party; (f) this Agreement has been duly executed and delivered by all requisite corporate or limited liability company, as applicable, action on the part of such party; (g) this Agreement constitutes legal, valid and binding obligations of the party, enforceable against it in accordance with their terms, subject, as to the enforcement of remedies, to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar Law of general application affecting creditors and general principles of equity; and (h) the execution, delivery and performance of this Agreement does not and shall not (A) conflict with, violate or cause a breach of any Contract to which such party is a party or any judgment, order, decree or Law to which such party or its properties is subject or (B) require any consent, authorization, or approval of, or notification or filing with, any shareholder of such party, any third party, or any Governmental Authority pursuant to any Law applicable to such party. 9.2 Representation and Warranty of CFS. CFS hereby represents and warrants that: (a) the Company has or, as of the CHS Financial Closing, shall have, acquired good and valid title to the Assets; and (b) at the CHS Financial Closing, upon making the CHS Capital Contribution, CHS shall acquire good and valid title to the Membership Interests issued by the Company to CHS, which, when issued and paid for by CHS in accordance with this Agreement, shall be duly authorized and validly issued and shall be free and clear of all Liens, other than Liens imposed by this Agreement and federal and state securities Laws. that: 9.3 Acknowledgements. Each of CFS and CHS hereby acknowledges and agrees

26 (a) it is not relying upon any information, other than that contained in this Agreement and the results of its own independent investigation; (b) such party’s financial situation is such that it can afford to hold the Membership Interests for an indefinite period of time, has adequate means for providing for its current needs and personal contingencies, and can afford the eventuality that the Membership Interests may ultimately have no value; (c) the future value of the Membership Interests is speculative; (d) the Membership Interests are subject to restrictions on Transfer, as set forth herein and under applicable Law; and (e) the Membership Interests have not been, and shall not be, registered under the Securities Act or applicable state securities Laws. 9.4 Reasonable Best Efforts; and Other Actions. (a) Each of CFS and CHS shall use its reasonable best efforts to take or cause to be taken all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable to cause the conditions set forth in Section 5.2 of this Agreement or Section 2 or 3 of the Letter Agreement, as applicable, to be satisfied and to cause the CHS Financial Closing to occur as soon as practicable but in no event earlier than the CHS Closing Date, including using its reasonable best efforts to obtain, or cause to be obtained, all waivers, permits, consents, approvals, authorizations, qualifications and orders of all Governmental Authorities and officials and parties to Contracts with CHS or any of its Affiliates that may be or become necessary for the performance of obligations under this Agreement and the consummation of the CHS Capital Contribution. (b) Each of CFS and CHS shall use its reasonable best efforts to negotiate in good faith the terms of an agreement to be entered into by CHS and CFS prior to the CHS Closing Date, that provides for the swapping of certain products produced by the Company with products produced by CFS or Affiliates of CFS (the “Swap Agreement”), in form and substance to be mutually agreed upon by CFS and CHS. (c) Each of CFS and CHS shall use its reasonable best efforts to negotiate in good faith the terms of an agreement to be entered into by the Company and an Affiliate of CFS prior to the CHS Financial Closing, pursuant to which such Affiliate of CFS shall provide certain corporate overhead and other services relating to the operation of the Company (the “Services Agreement”), in form and substance to be mutually agreed upon by CFS and CHS. (d) Each of CFS and CHS shall use its reasonable best efforts to negotiate in good faith the terms of an agreement (the “Management Agreement”), in form and substance to be mutually agreed upon by CFS and CHS, to be entered into by CFS, CHS and CF Industries Enterprises, Inc. prior to the CHS Financial Closing, pursuant to which CF Industries Enterprises, Inc. shall provide services to each of CFS and CHS relating to their ownership of Membership Interests for an annual fee of $15,000,000 for the first one-year period following the CHS Closing Date, to be adjusted annually thereafter to such amount as is determined by the

27 Board of Managers by unanimous vote (giving effect to the discussions between the Parties concerning the amount of the fee relative to the profits and losses of the Company) and as adjusted by the Management Agreement; provided, however, that if the Board of Managers is unable to agree unanimously on the amount of annual fee for any annual period, then the annual fee for the immediately preceding annual period, as increased by the increase in the CPI over the immediately preceding year, shall apply (unless the Company has incurred a Net Loss for the annual period, in which case the annual fee for the preceding period shall not apply, until the Company has a Net Profit for a subsequent annual period, in which case such annual fee for the most recent preceding period for which the Company had a Net Profit shall apply if the Board of Mangers is unable to agree unanimously on the amount of the fee for such annual period). (e) If, at any time during the ten-year period following the CHS Closing Date, the credit rating of CF (or any successor to CF) shall be reduced by 2 of the 3 following ratings agencies to below [***], then, from and after such credit rating reduction until the earlier of (i) the ten-year anniversary of the CHS Closing Date and (ii) such date as the credit rating of CF shall be upgraded to above the foregoing ratings by at least 2 of the 3 major credit rating agencies, CFS shall be required to pay fifty percent (50%) of the premium of any insurance policy or credit default swap procured by CHS with respect to a failure of the Company to pay distributions hereunder or the bankruptcy of insolvency of the Company, CFS, or any of CFS’ Affiliates, in an amount not to exceed [***] per annum. ARTICLE X DISPOSITION OF MEMBERSHIP INTERESTS 10.1 Restriction on Transfers. (a) Except as provided in this Article X, a Member may not Transfer all or any portion of its Membership Interests, or any interest, rights or obligations with respect thereto. (b) Following expiration of the Restricted Period, CHS shall have the right to Transfer all or a Transferable Portion of its Membership Interests to any Person that is not a Competitor, provided, however, that (i) the consideration for such Transfer shall consist solely of cash and (ii) such Transfer shall be subject to the right of first refusal set forth in Section 10.4 hereof. For the avoidance of doubt, such Transfer need not also be coupled with a transfer or assignment of the CHS Supply Agreement. CFS shall not have the right to Transfer all or any portion of its Membership Interest. (c) Any purported Transfer of Membership Interests that does not strictly comply with this Article X shall be null and void ab initio and of no force or effect whatsoever and neither the Company nor any other Member shall recognize such Transfer. The Member purporting to Transfer all or any portion of its Membership Interests in violation of this Article X shall indemnify the Company and the other Members from and against any losses, damages, costs or expenses (including any incremental tax liabilities and attorneys’ fees) resulting from that violation or the enforcement of this indemnity. Nothing in this Agreement shall limit any right or remedy that any Member may have against another Member for an unauthorized Transfer of Membership Interests.

28 (d) No Transfer or purported Transfer of Membership Interests, whether in whole or a Transferable Portion, permitted by this Agreement shall be effective, and the Company shall not recognize such a Transfer, unless such Transfer complies with the applicable provisions of this Agreement relating to such Transfer and: (i) such Transfer shall have been made in accordance with all applicable Laws, including compliance with the Securities Act, related rules and regulations and all applicable state blue sky and securities Laws; (ii) such Transfer shall not have caused the Company to be or create a material risk that the Transfer may cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code; (iii) such Transfer shall not have been required to be registered under the Securities Act; (iv) such Transfer shall not have caused the Company to be or create a material risk that the Transfer may cause the Company to be required to register as an “investment company” under the Investment Company Act of 1940, as amended; (v) such Transfer shall have received all governmental consents and regulatory approvals, if any, required for its consummation; (vi) the Member making the Transfer shall have given the Company reasonable advance notice of the Transfer (including as may be required in connection with Section 10.2 or Section 10.4); (vii) all necessary instruments reflecting admission of the Transferee as a Member under this Agreement shall have been filed in each jurisdiction in which such filing is necessary in order (A) to qualify the Company to conduct business or (B) to preserve the limited liability of the Members; and (viii) the Company shall have been furnished with the documents effecting such Transfer executed and acknowledged by both the transferor and Transferee, together with the written agreement of the Transferee (if not already a Member at the time of such Transfer) to become a party to and be bound by the provisions of this Agreement as a Member. (e) Upon request of the Board of Managers, the Member making the Transfer of all or a Transferable Portion of its Membership Interests, or the Person to which such Transfer is made, shall deliver to the Company an opinion of counsel (which counsel shall be reasonably satisfactory to the Board of Managers) with respect to any of the matters set forth in clauses (i) to (iv) of Section 10.1(d) (subject, in each case, to assumptions and qualifications that are customary for the opinions so requested). (f) Any Transferee of all of the Membership Interests issued to CHS at the CHS Financial Closing (including an Affiliate of CHS in accordance with Section 4.2(b)(ii)) in a Transfer that is permitted under, and has satisfied the conditions set forth in, the provisions of

29 this Article X shall become a Member in place of the transferring Member with respect to such transferred Membership Interests and be entitled to all of the rights, benefits and privileges of such transferring Member. Any Transferee of a Transferable Portion (but less than all) of the Membership Interests issued to CHS at the CHS Financial Closing (including an Affiliate of CHS in accordance with Section 4.2(b)(ii)) in a Transfer that is permitted under, and has satisfied the conditions set forth in, the provisions of this Article X shall be entitled to the rights, benefits and privileges of such assigned Membership Interests under this Agreement (other than the right to designate a Manager pursuant to Section 7.2 (unless designated by CHS, or its permitted Transferee, in accordance with the terms thereof)). 10.2 Transfer to Affiliates. A Member may Transfer (a “Group Member Transfer”) all or a Transferable Portion of its Membership Interests at any time, and from time to time, whether before or after the expiration of the Restricted Period, without the consent of the Board of Managers or any other Member, to any of its Affiliates (a “Group Member Transferee”), at such Member’s sole discretion. No Transfer by a Member to a Group Member Transferee shall affect the number of Managers that may be appointed by such Member pursuant to this Agreement; provided that if a Group Member Transferee shall acquire all of the Membership Interests of a Member, then such Group Member Transferee shall be substituted for such Member and shall succeed to such Member’s right to appoint Managers. 10.3 Admission of Additional Members. (a) No Person (including a Group Member Transferee) shall be admitted as an Additional Member without compliance with Section 10.1(d). Notwithstanding the foregoing, in no event may a Member Transfer a Transferable Portion of its Membership Interests to a Competitor, whether before or after the Restricted Period. (b) Any Additional Member admitted to the Company shall execute and deliver to the Company and the Members any documents required by Section 10.1(d)(viii). The admission of any Person as an Additional Member shall become effective on the date upon which the name of such Person is recorded on Schedule A. 10.4 Right of First Refusal. (a) Following the expiration of the Restricted Period, but subject to Section 10.1(d), in the event that CHS has received a bona fide cash offer in writing to purchase all or a Transferrable Portion of the Membership Interests of CHS from a Person that is not a Competitor, before CHS may Transfer such Membership Interests, CHS must first comply with the requirements of this Section 10.4 and other applicable provisions of this Article X. (i) CHS, if it plans to accept such offer, shall give written notice (the “Selling Notice”) to the Company and CFS, setting forth the material terms and price of the offer to purchase (which shall be required to be paid in cash) and the name of the Person or Persons making the offer and to whom the Membership Interests are to be sold, and in said notice CHS shall irrevocably offer to sell and transfer to CFS all of the Membership Interests it proposes to sell to such Person (the “Offered Interests”) (which, for the avoidance of doubt, shall not be less than a Transferrable Portion) on the terms

30 and at a price equal to the price specified in the Selling Notice plus one percent (1%) (the “Selling Offer”). The preferential right to purchase shall commence upon the date of delivery of the Selling Notice by CHS and shall remain outstanding and be exercisable by CFS for a period of thirty (30) days thereafter. (ii) Upon receipt of the Selling Notice, CFS shall have the irrevocable right to accept the Selling Offer as to all, but not less than all, of the Offered Interests at the price in cash and on the other terms specified in the Selling Notice. The rights of CFS pursuant to this Section 10.4(a) shall be exercisable by delivery of notice to CHS (the “Notice of Exercise”), within the thirty (30)-day exercise period stated in Section 10.4(a)(i). The Notice of Exercise shall state that CFS is willing to purchase the Offered Interests from CHS under the Selling Offer. The rights of CFS pursuant to this Section 10.4(a) shall terminate if unexercised within thirty (30) days after the date of delivery of the Selling Notice). (iii) In the event that CFS exercises its right to purchase all of the Offered Interests in accordance with this Section 10.4(a), then CHS must sell such Offered Interests to CFS (or an Affiliate of CFS designated in writing by CFS) pursuant to the terms of the Selling Notice. (iv) For purposes of this Section 10.4(a), in the event that CFS has failed to deliver the Notice of Exercise hereunder within the specified time period, CFS shall be deemed to have waived its rights with respect thereto on the day immediately following the last day of such period. (b) If (i) all notices required to be given pursuant to Section 10.4(a) have been duly given and (ii) CFS elects not to purchase the Offered Interests pursuant to this Section 10.4 or waives its right to do so, then CHS shall have the right for a period of one hundred eighty (180) days from the date of the expiration of the option period pursuant to Section 10.4(a)(i) with respect to such Selling Offer to sell to the Person(s) identified in the Selling Notice all of the Offered Interests at the price and on the other terms specified in the Selling Notice. In the event that no sale pursuant to the terms of the Selling Offer is consummated within such one hundred eighty (180- day period, then any proposed sale of the Membership Interests by CHS shall again be subject to Section 10.4). (c) The consummation of any purchase and sale pursuant to this Section 10.4 to CFS shall take place on such date, not later than one hundred (180) days after the expiration of the option period pursuant to Section 10.4(a) with respect to such option, as CFS shall select. Upon the consummation of any such purchase and sale, CHS shall assign to CFS (or its designated Affiliate) good and valid title to the Offered Interests free and clear of all Liens, other than Liens imposed by this Agreement and federal and state securities Laws (but with no other representations, warranties, indemnities, or undertakings other than customary representations relating to due authorization, execution, delivery, and enforceability and receipt of all required consents), and shall execute and deliver such documents as may be necessary or appropriate to effect and evidence the transfer of the Offered Interests.

31 (d) Prior to the consummation of any sale pursuant to this Section 10.4, the Transferee shall execute and deliver to the Company and the Members any documents required by Section 10.1(d)(viii) but shall otherwise be required to comply with Section 10.1(d). 10.5 Successors. Upon admission of a Transferee of Membership Interests as an Additional Member, such Additional Member shall be treated as having succeeded to the Capital Account (or portion thereof) of the Member who Transferred such Membership Interests to such Additional Member in respect of the Membership Interests so Transferred. ARTICLE XI ACCOUNTING AND RECORDS; CERTAIN TAX MATTERS 11.1 No State Law Partnership; Tax Classification. The Members have formed the Company under the Act, and expressly intend that the Company not be a partnership (including a limited partnership) or joint venture. The Members do not intend to be partners or joint venturers with one another, or with any third party. Notwithstanding the foregoing, the Members intend for the Company to be treated as a partnership for federal income tax purposes under Regulations Section 301.7701-3 and analogous provisions of state and local tax Laws; accordingly, the Board of Managers shall not, and shall cause the Company not to, take any action, or fail to take any action, if the taking of or the failure to take, as the case may be, such action would cause the Company to be treated other than as a partnership for such purposes. CFS, as the original member of the Company, shall make an election pursuant to Regulations Section 301.7701-3(c) for the Company to be treated as an entity disregarded as separate from CFS for federal income tax purposes not later than the CHS Closing Date, with the Company consequently being treated as a partnership for federal income tax purposes as of the CHS Closing Date. 11.2 Books and Records. The Company shall keep or cause to be kept at the office of the Company (or at such other place as the Board of Managers in its discretion shall determine) full and accurate books and records regarding the status of the business and financial condition of the Company. 11.3 Access to Information. (a) The Company shall deliver to each Member audited annual and unaudited quarterly and monthly financial statements of the Company on a reasonably prompt basis after such reports become available, and in any event within sixty (60) days following the end of the Fiscal Year with respect to audited annual financial statements, within twenty-five (25) Business Days following the end of each quarter with respect to the quarterly financial statements, and within twenty (20) Business Days following the end of each month with respect to the monthly financial statements. The Company shall also deliver to each Member within sixty (60) days after the beginning of each Fiscal Year, a copy of the annual budget for the Company. The Company shall also timely deliver to each Member (i) information reasonably requested for the preparation of such Member’s tax return, (ii) the U.S. federal tax returns of the Company for any Fiscal Year in which a Member was a Member of the Company, (iii) information reasonably requested for any Member or its Affiliates to complete its obligations under Law, (iv)

32 information reasonably requested concerning the calculation of a Member’s distributions under Article VI, (v) information reasonably requested with respect to satisfaction of the Minimum Production Requirements and Liquidity Facility requirements set forth in Section 5.5. At the reasonable request of CHS, the Company shall permit CHS’s auditors and regulators access to the Company’s auditors and work papers. The Company shall cooperate with the reasonable requests of CHS with respect to obtaining any required auditor consents. Except as provided in this Section 11.3, no Member shall have the right to inspect the books and records of the Company, or to inspect or receive financial information regarding the Company, except as may be determined by the Board of Managers in its sole discretion. For the avoidance of doubt, this Section 11.3 has been adopted by all of the Members in accordance with Section 18-305(g) of the Act, and no Member shall have any rights to inspect or receive information regarding the Company under Section 18-305 of the Act or otherwise, except to the extent expressly provided in this Section 11.3. (b) The Company shall implement information exchange and competitive rules guidelines, as needed, and consistent with the Antitrust Laws. 11.4 Tax Matters Member. CFS is hereby designated as the Company’s “Tax Matters Member” under Section 6231(a)(7) of the Code, and shall have all the powers and responsibilities of such position as provided in the Code. The Tax Matters Member is specifically directed and authorized to take whatever steps are necessary or desirable to perfect such designation, including filing any forms or documents with the Internal Revenue Service and taking such other action as may from time to time be required under the Regulations issued under the Code. The Tax Matters Member shall cause to be prepared and shall sign all tax returns of the Company, make any tax elections for the Company allowed under the Code or the tax Laws of any state or other jurisdiction having taxing jurisdiction over the Company and monitor any governmental tax authority in any audit that such authority may conduct of the company’s books and records or other documents. ARTICLE XII DISSOLUTION AND WINDING UP 12.1 Dissolution; Liquidating Events. The Company shall be dissolved only upon the determination by all of the Members to dissolve the Company and wind up the affairs of the Company (an “Event of Termination”). No other event, including the retirement, insolvency, liquidation, dissolution, insanity, expulsion, bankruptcy, death, incapacity or adjudication of incompetency of a Member (or any Manager), shall cause the Company to be dissolved; provided, however, that in the event of any occurrence resulting in the termination of the continued membership of the last remaining member of the Company, the Company shall be dissolved unless, within ninety (90) days following such event, the personal representative of the last remaining member agrees in writing to continue the Company and to the admission of such personal representative (or any other Person designated by such personal representative) as a member of the Company, effective upon the event resulting in the termination of the continued membership of the last remaining member of the Company. 12.2 Winding-Up.

33 (a) In the event that an Event of Termination shall occur, then the Company shall be liquidated and its affairs shall be wound up by the Board of Managers in accordance with Section 18-803 of the Act, and all Membership Interests (and any other interests in the Company, if any) shall be cancelled. The Board of Managers shall be permitted to determine whether to liquidate the Company’s assets or to distribute them in kind to one or more of the Members. The Board of Managers shall be permitted to distribute assets in kind to any one or more Members determined by the Board of Managers, and to distribute cash proceeds to the other Members. Upon a distribution of an asset in kind, such asset shall be deemed to have been sold at its Fair Market Value on the date of such distribution and the proceeds of such sale shall be deemed to have been distributed to the Member(s) receiving such distribution for all purposes of this Agreement. Gain or loss on assets distributed in kind shall be allocated to Capital Accounts in accordance with the provisions of Article VI. Prior to any distribution of assets or proceeds to the Members in connection with the liquidation of the Company or in the event of a Company Sale, payment shall be made (or reasonable provision for such payment shall be made): (i) First, to creditors of the Company that are not Members, in satisfaction of amounts owed by the Company to each such creditor; (ii) Second, to creditors of the Company that are Members, in satisfaction of amounts owed by the Company to each such Member, including all amounts owed by the Company to Members for distributions payable at the time of dissolution pursuant to Section 6.4; (iii) Third, to the Members pro rata in accordance with their then Capital Account balances (taking into account all allocations resulting from the distribution and winding up of the Company’s affairs and assets) until each Member has received an amount equal to its then Capital Account balance; and (iv) Fourth, the balance, if any, 100% to CFS. (b) Upon the completion of the distribution and the winding up of the Company’s affairs and the Company’s assets, the Company shall be terminated and the Members shall cause the Company to execute and file a Certificate of Cancellation in accordance with Section 18-203 of the Act. 12.3 Waiver of Partition. Each Member hereby irrevocably waives, to the fullest extent permitted by Law, any right or power that such Member might have: (a) to cause the Company or any of its assets to be partitioned; (b) to cause the appointment of a receiver for all or any portion of the assets of the Company; (c) to compel any sale of all or any portion of the assets of the Company pursuant to any applicable Law; or

34 (d) to file a complaint, or to institute any proceeding at Law or in equity, to cause the termination, dissolution or liquidation of the Company, under Section 18-802 of the Act or otherwise. Each of the Members has been induced to enter into this Agreement in reliance upon the waivers set forth in this Section 12.3, and, without such waivers, no Member would have entered into this Agreement. ARTICLE XIII TERMINATION 13.1 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated at any time prior to the CHS Closing Date: (a) by the mutual written agreement of CHS and CFS; (b) by CHS if any of the conditions to closing set forth in Section 5.2(a) shall have become incapable of satisfaction; (c) by CFS if any of the conditions set forth in Section 5.2(b) shall have become incapable of satisfaction; (d) by CHS if (i) the condition set forth in Section 2(a) of the Letter Agreement shall have not been satisfied (or waived by CHS) on or before December 31, 2015 or (ii) the condition set forth in Section 2(b) of the Letter Agreement shall have not been satisfied (or waived by CHS) on or before September 12, 2015; provided, however, that in the event that CFS shall request CHS to seek a private letter ruling pursuant to such Section 2(b) of the Letter Agreement, then CHS shall not have the right to terminate the Agreement pursuant to this Section 13.1(d)(ii) unless and until the Internal Revenue Service has issued a response that does not satisfy the condition set forth in Section 2(b); or (e) by CFS if any of the conditions set forth in Section 3 of the Letter Agreement shall not have been satisfied (or waived by CFS) on or before December 31, 2015. ARTICLE XIV MISCELLANEOUS PROVISIONS 14.1 Amendment to the Agreement. This Agreement may be amended from time to time in the discretion of the Board of Managers without the consent of the Members; provided, however, that any amendment (by merger, consolidation or otherwise) to Sections 3.3, 3.6, 3.7, 3.8, 4.2, 4.3, 4.4, 4.5, 4.9, or Articles V through XIV, or the definition of any defined term used in the Sections or Articles (or Schedules related thereto) requires Member Consent; provided, further, however, that the Board of Managers may amend this Agreement to address the terms and conditions of an admission of an Additional Member and that does not adversely affect the economic rights of other Members.

35 14.2 Successors; Counterparts. This Agreement (a) shall be binding as to the legal successors, nominees or representatives of the Members and (b) may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart. 14.3 Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of Law. In particular, this Agreement shall be construed to the maximum extent possible to comply with all the terms and conditions of the Act. If it shall be determined by a court of competent jurisdiction that any provisions or wording of this Agreement shall be invalid or unenforceable under the Act or other applicable Law, such invalidity or unenforceability shall not invalidate the entire Agreement. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of applicable Law, and, in the event such term or provisions cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable terms or provisions. If it shall be determined by a court of competent jurisdiction that any provision relating to the distributions and allocations of the Company or to any expenses payable by the Company is invalid or unenforceable, this Agreement shall be construed or interpreted so as (a) to make it enforceable or valid and (b) to make the distributions and allocations as closely equivalent to those set forth in this Agreement as is permissible under applicable Law. 14.4 Consent to Jurisdiction. (a) Except for a Member’s right to seek injunctive or other equitable relief, in the event of any dispute arising out of, or relating to, this Agreement or the breach, termination or validity thereof (“Dispute”), the Members agree: first, to submit the Dispute for review by representatives from each Member, who shall meet promptly after the Dispute first arising at a mutually acceptable time, in person, to discuss in good faith and seek resolution of the applicable Dispute, and second, if the foregoing resolution procedure is unsuccessful within forty five (45) days of the first meeting of the applicable representatives, to submit the Dispute for resolution by “mini-trial”, unless they agree that such procedure is inappropriate for the matter in controversy. Such mini-trial shall be conducted in accordance with the International Institute for Conflict Prevention and Resolution (CPR) Mini Trial Agreement for Business Disputes before a panel consisting of an executive with full decision-making authority from each Member and neutral mediator selected jointly by each Member. Limited discovery shall be permitted as agreed by the Members. The mini-trial shall be conducted in New York, New York, at an agreed time, place and date. Arguments may be presented by counsel or others as each Member deems appropriate. Each Member shall have no more than three (3) hours (which may be extended by mutual agreement) to present exhibits, testimonies, summaries of testimony and argument. No recording of the proceeding shall be permitted. The executives may have present and consult with other advisors as deemed appropriate. Such proceeding shall be confidential and, unless a mutually agreeable settlement is reached, no portion of the proceeding shall be binding on either Member or used for any purpose in any subsequent proceeding. If a mutually agreeable settlement is reached, the panel shall prepare or cause to be prepared a written settlement agreement setting forth the terms and conditions of the settlement which shall be executed by each Member and shall be enforceable by, and binding upon, each Member. In the event a mutually agreeable settlement is not reached through use of the mini-trial proceeding or within

36 one hundred and twenty (120) days of the initiation of the mini-trial procedure, any Member may initiate legal proceedings in accordance with Section 14.4(b). The neutral mediator shall be disqualified as a witness, consultant or expert in any subsequent proceeding. (b) Subject to Section 14.4(a), each Member hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (and if the Court of Chancery of the State of Delaware lacks jurisdiction, another state or federal court located within the State of Delaware), and any appellate court from any thereof, for the resolution of any claim, action or proceeding arising out of or relating to this Agreement, the Company or its business or affairs (or any Membership Interests in the Company), or for recognition or enforcement of any judgment relating thereto, and each Member hereto hereby irrevocably and unconditionally (i) agrees not to assert or commence any claim, action or proceeding in connection with the foregoing except in the Court of Chancery of the State of Delaware (and if the Court of Chancery of the State of Delaware lacks jurisdiction, another state or federal court located within the State of Delaware), (ii) agrees that any claim, action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware (and if the Court of Chancery of the State of Delaware lacks jurisdiction, another state or federal court located within the State of Delaware), and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such claim, action or proceeding in the Court of Chancery of the State of Delaware (and if the Court of Chancery of the State of Delaware lacks jurisdiction, another state or federal court located within the State of Delaware), (iv) waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of any such claim, action or proceeding in the Court of Chancery of the State of Delaware (and if the Court of Chancery of the State of Delaware lacks jurisdiction, another state or federal court located within the State of Delaware), and (v) agrees that service of process in any such claim, action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Member at its address set forth in Schedule A or at such other address that it shall notify the Company. Each Member hereto whose address is not located within the United States agrees to appoint the Company’s registered agent as its agent for service of process with an address in the State of Delaware. (c) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY CLAIM, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO. Each party hereto (i) certifies that no representative, agent or attorney of any other party hereto has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 14.4. 14.5 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Agreement or any provision hereof.

37 14.6 Additional Documents. Each Member agrees to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement. 14.7 Notices. All notices, requests and other communications to any Member shall be in writing (including electronic mail, facsimile or similar writing) and shall be given to such Member (and any other Person designated by such Member) at its address, electronic mail, or facsimile number set forth in Schedule A hereto or such other address, electronic mail, or facsimile number as such Member may hereafter specify for the purpose by notice. Each such notice, request or other communication shall be effective (a) if given by telecopier, when transmitted to the number specified pursuant to this Section 14.7 and the appropriate confirmation is received, (b) if given by mail, seventy-two (72) hours after such communication is received by the other party, or (c) if given by electronic or any other means, when delivered to the address specified pursuant to this Section 14.7. 14.8 Interpretation. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine, or the neuter gender shall include the masculine, feminine and neuter. Any reference in this Agreement to a “Section,” “Exhibit” or “Schedule” refers to the corresponding Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise. The table of contents and the headings of Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. The words “including,” “includes” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date. 14.9 Confidentiality. Each Member acknowledges and agrees that it (and any permitted Transferee) has and may in the future receive certain confidential and proprietary information and trade secrets of the Company (collectively, the “Confidential Information”), including, without limitation, confidential information of the Company delivered pursuant to Section 11.3. Except as otherwise consented in writing by the Board of Managers in the case of Company Confidential Information, each Member and each of its permitted Transferees agrees (on behalf of itself, its managers, directors, officers, shareholders, partners, employees, agents and members) that it will not, during or after the term of this Agreement, whether directly or indirectly through an Affiliate or otherwise, (A) use any Confidential Information for any purpose other than in connection with its ownership of Membership Interests in the Company or (B) disclose Confidential Information to any Person for any reason or purpose whatsoever, except (i) to authorized directors, officers, representatives, agents and employees of the Company or such Member and as otherwise may be proper in the course of performing such Member’s obligations, or enforcing such Member’s rights, under this Agreement and the agreements expressly contemplated hereby, (ii) to any bona fide prospective Transferee pursuant to Article X, provided that such Person agrees to be bound by a form of confidentiality agreement approved by the Board of Managers (which approval shall not be unreasonably delayed or withheld), and (iii) as is required to be disclosed by order of a court of competent

38 jurisdiction, administrative body, governmental body, or by subpoena, summons or legal process, or by Law, provided that the Member required to make such disclosure pursuant to this clause (iii) shall provide to the Company prompt written notice of such disclosure to enable the Company to seek an appropriate protective order or confidential treatment with respect to the Confidential Information required to be disclosed and shall use commercially reasonable efforts to obtain, at the request of the Company, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed. For purposes of this Section 14.9, the term “Confidential Information” shall not include any information of which (x) such Person learns from a source other than the Company, or any of their respective representatives, employees, agents or other service providers, and in each case who is not known by such Person after reasonable inquiry to be bound by a confidentiality obligation to the Company, (y) at the time of disclosure or thereafter is in or becomes generally available to the public other than as a result of disclosure directly or indirectly by such Person or any of such Person’s Affiliates, employees or representatives, or (z) is the financial statements of the Company. Notwithstanding anything in this Agreement to the contrary, the Company shall not be obligated (unless required by applicable Law) to provide any reports, documents or other information (including, without limitation, pursuant to Section 11.3 to any Person who has breached in any material respect any confidentiality obligation (including, without limitation, this Section 14.9), with respect to the Company. [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written. CF INDUSTRIES NITROGEN, LLC By: /s/ W. Anthony Will Name: W. Anthony Will Title: President and CEO CF INDUSTRIES SALES, LLC By: /s/ W. Anthony Will Name: W. Anthony Will Title: President and CEO CHS INC. By: /s/ Carl Casale Name: Carl Casale Title: President and Chief Executive Officer